Filed pursuant to Rule 433

April 14, 2011

Relating to

Preliminary Prospectus Supplement dated April 13, 2011 to

Registration Statement No. 333-173450

THE STATE TREASURY OF THE REPUBLIC OF POLAND

Represented by the Minister of Finance

Pricing Term Sheet

Issuer:	The State Treasury of the Republic of Poland
Represented by the Minister of Finance
Principal Amount:	U.S.$1,000,000,000
Maturity Date:	April 21, 2021
Coupon:	5.125%
Price to Public:	98.831%
Underwriting Discount:	0.150%
Proceeds to Issuer:	U.S.$986,810,000
Yield to Maturity:	5.277%
Spread to Benchmark Treasury:	+179 basis points
Spread to US 10 Year Swap:	+170 basis points
Benchmark Treasury:	UST 3.625% due February 15, 2021
Benchmark Treasury Yield:	3.487%
US 10 Year Swap Yield:	3.577%
Interest Payment Dates:	April 21 and October 21, commencing October 21, 2011
Pricing Date:	April 14, 2011
Settlement Date (T+5):	April 21, 2011
CUSIP / ISIN:	857524 AA0 / US857524AA08
Denominations:	U.S.$1,000 and integral multiples thereof
Day Count:	360-day year of twelve 30-day months
Joint Bookrunners:	Citi, Goldman Sachs International and RBS
Ratings of the Republic of Poland:	A2 (Moody’s) / A- (S&P) / A- (Fitch)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at +1 877 858 5407, Goldman Sachs International at +1 866 471 2526 or RBS Securities Inc. at +1 866 884 2071.